EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended December 18, 2009

December 18, 2009	Weekly ROR1	Month-to-Date ROR1	Year-to-Date ROR1
Class A Units	-0.4%	-3.9%	-9.6%
Class B Units	-0.4%	-4.0%	-10.2%
Legacy 1 Class Units2	-0.4%	-3.6%	-3.8%
Legacy 2 Class Units2	-0.4%	-3.6%	-3.9%
GAM 1 Class Units2	-0.5%	-4.2%	-4.3%
GAM 2 Class Units2	-0.5%	-4.2%	-4.7%
GAM 3 Class Units2	-0.6%	-4.3%	-6.0%

S&P 500 Total Return Index3	-0.3%	0.7%	25.0%
Barclays Capital U.S. Long Government Index3	0.5%	-3.1%	-10.2%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Grains prices closed predominantly higher after the USDA released reports showing weak harvest estimates.  In the soybean markets, improving growing conditions in Brazil and a stronger U.S. dollar put pressure on prices.  Increased buying from large commodity funds moved prices in the sugar markets nearly 10% higher over the previous week’s close.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector, as are Grant Park’s shorter-term trading advisors.

Currencies: The U.S. dollar posted solid gains against most major currencies.  The dollar’s upswing was partially driven by a U.S. Federal Reserve announcement stating the U.S. economy has improved in recent months.  The Australian and New Zealand dollars declined sharply as investors sought to reduce risk exposure prior to the new year.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:  Speculators drove crude oil and natural gas prices higher nearly 5% and 12% respectively in response to cold weather forecasts in the U.S. and Europe.  Strong data from the Philadelphia Federal Reserve manufacturing index signaled that industrial demand in the U.S. may improve and added to the rally.

Grant Park’s longer-term trading advisors are predominantly long the energy sector, while Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:   U.S. equity markets experienced minor losses after the U.S. Labor Department reported an unexpected rise in unemployment claims.  In Europe and Asia, major equity indices rose modestly, propelled by gains in the U.S. technology sector.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   A return to risk aversion resulted in gains for the U.S. Treasury markets.  An unexpected rise in U.S. jobless claims, coupled with increased demand for debt instruments at year-end, led to a rally in domestic fixed-income markets.  German bunds also rallied due to increased demand caused by Standard and Poor’s downgrading of Greek debt.

Grant Park’s longer-term trading advisors are predominantly long the fixed income sector while Grant Park’s shorter-term trading advisors are predominantly short the sector.

Metals:  A potential union-workers strike at a major Chilean smelting plant supported prices in the copper markets.  Strong demand forecasts fostered by improving investor sentiment also added to the rally.  In the gold markets, a firmer U.S. dollar weighed on prices, moving gold lower nearly 1% for the week.

Grant Park’s longer-term trading advisors are predominantly long the metals sector, as are Grant Park’s shorter-term trading advisors.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.